Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF

INCORPORATION OF ENLIVEN THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Enliven Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.

The name of the Corporation is Enliven Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 26, 2016 under the name IMARA Inc.

2.

This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3.	Article SEVENTH of the Corporation’s certificate of incorporation is hereby amended and restated in its entirety to read as follows:

“SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on June 18, 2024.

By:	/s/ Samuel Kintz
Samuel Kintz, President and Chief Executive Officer